Exhibit 99.1

Steve Madden Announces First Quarter 2013 Results

LONG ISLAND CITY, N.Y., May 7, 2013 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2013.

For the first quarter 2013:

●	Net sales increased 4.9% to $278.9 million compared to $266.0 million in the same period of 2012.

●	Retail comparable store sales increased 3.0%.

●	Gross margin expanded 70 basis points to 36.8% compared to 36.1% in the same period last year due primarily to an increased mix of retail, which has higher gross margins than the wholesale business.

●	Consolidated operating expenses as a percentage of sales were 25.3% compared to 24.5% in the same period of the prior year due to an increased mix of retail, which has higher operating expenses as a percentage of sales than the wholesale business.

●	Operating income totaled $36.4 million, or 13.1% of net sales, compared with operating income of $35.4 million, or 13.3% of net sales, in the same period of 2012.

●	Net income increased 7.0% to $23.4 million, or $0.52 per diluted share, compared to $21.9 million, or $0.50 per diluted share in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We delivered solid sales and earnings results in the first quarter despite challenging weather conditions and retail traffic trends. These results are attributable to continued momentum in our accessories business, growth in our retail segment driven by both new stores and moderate comparable store sales growth, as well as expansion of our international business. Steve and his design team continue to deliver outstanding, on-trend product assortments that are enabling us to outperform the competition, and so despite the challenging environment, we are confident we can continue to advance on our growth objectives.”

First Quarter 2013 Segment Results

Net sales from the wholesale business grew 2.2% to $233.9 million in the first quarter compared to $228.9 million in the first quarter of 2012, due to continued strong growth in the wholesale accessories business, partially offset by a modest decrease in the wholesale footwear business driven by a decline in our Topline division. Gross margin in the wholesale business was 32.3%, flat to last year’s first quarter.

Retail net sales rose 21.7% to $45.1 million compared to $37.0 million in the first quarter of the prior year. Same store sales increased 3.0% following an 11.9% increase in the prior year’s first quarter. Retail gross margin increased to 60.3% in the first quarter of 2013 compared to 60.1% in the first quarter of 2012, driven by an increased mix of sales from the higher-margin SM Canada retail business.

The Company opened one Steve Madden full-price store in the first quarter and ended the quarter with 110 company-operated retail locations, including 11 outlets and three Internet stores.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased 252,214 shares of the Company’s common stock for $11.1 million at an average price of $44.17 per share.

At the end of the first quarter, cash, cash equivalents, and current and non-current marketable securities totaled $277.9 million.

Company Outlook

The Company reaffirms fiscal year 2013 guidance that net sales will increase 6 – 8% from 2012. Diluted EPS is expected to be in the range of $2.95 – $3.05.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 7, 2013, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 2825206, and will be available until June 7, 2013.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Freebird by Steven, Stevies, Betsey Johnson, Betseyville, Report Signature, Report, Big Buddha, Wild Pair, Cejon and Mad Love, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts and Elizabeth and James, Superga, l.e.i. and GLO for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 110 retail stores (including the Company’s three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012

Net sales	$278,916	$265,970
Cost of sales	176,318	169,877
Gross profit	102,598	96,093
Commission and licensing fee income, net	4,366	4,473
Operating expenses	70,525	65,207
Income from operations	36,439	35,359
Interest and other income, net	913	470
Income before provision for income taxes	37,352	35,829
Provision for income taxes	13,820	13,902
Net income	23,532	21,927
Net income attributable to noncontrolling interests	132	59
Net Income attributable to Steven Madden, Ltd.	$23,400	$21,868

Basic net income per share	$0.54	$0.51
Diluted net income per share	$0.52	$0.50

Basic weighted average common shares outstanding	43,485	42,694
Diluted weighted average common shares outstanding	44,793	43,880

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
	Unaudited		Unaudited
Cash and cash equivalents	$154,697	$168,777	$61,953
Marketable securities (current & non current)	123,209	97,487	103,039
Accounts receivable, net	170,096	167,701	176,927
Inventories	58,586	63,683	53,277
Other current assets	27,912	24,808	24,305
Property and equipment, net	46,190	45,285	35,824
Goodwill and intangibles, net	230,545	227,327	224,090
Other assets	8,987	8,971	17,875
Total assets	$820,222	$804,039	$697,290

Accounts payable	$69,380	$83,427	$76,732
Contingent payment liability (current & non current)	46,810	41,960	64,805
Other current liabilities	46,140	39,500	38,260
Other long term liabilities	13,227	12,752	10,144
Total Steven Madden, Ltd stockholders’ equity	644,713	626,580	507,408
Noncontrolling interest	(48)	(180)	(59)
Total liabilities and stockholders’ equity	$820,222	$804,039	$697,290

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012

Net cash provided by operating activities	$26,350	$13,725

Investing Activities
Capital expenditures	(4,226)	(3,270)
Purchases / sales of marketable securities, net	(26,372)	(24,650)
Advance to seller of SM Canada	—	(3,085)
Payment of contingent liability	—	(291)
Acquisitions	—	(29,367)
Net cash used for investing activities	(30,598)	(60,663)

Financing Activities
Share repurchase	(11,141)	—
Proceeds from exercise of options	651	3,548
Tax benefit from the exercise of options	658	2,513
Net cash (used for) / provided by financing activities	(9,832)	6,061

Net decrease in cash and cash equivalents	(14,080)	(40,877)

Cash and cash equivalents - beginning of period	168,777	102,830
Cash and cash equivalents - end of period	$154,697	$61,953

Contact
ICR, Inc.
Investor Relations

Jean Fontana/Megan Crudele
203-682-8200
www.icrinc.com